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                                                                    EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE




     In 1997, the Company adopted SFAS No. 128, Earnings Per Share, effective December 15, 1997. SFAS No. 128 established standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The Company has applied the provisions of SFAS No. 128 and S.E.C. Staff Accounting Bulletin (SAB) No. 98 retroactively to all periods presented. Diluted net loss per share for the year ended December 31, 1997 is the same as basic net loss per share as the inclusion of the potential common stock equivalents would be antidilutive.

     The following is a reconciliation of shares outstanding for basic and diluted earnings per share:

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


                                                                                               THREE
                                                                  YEAR          YEAR           MONTHS            YEAR
                                                                 ENDED         ENDED           ENDED             ENDED
                                                              DECEMBER 31,  DECEMBER 31,    DECEMBER 31,     SEPTEMBER 30,
                                                                  1997          1996            1995             1995
                                                              -----------    ----------     -----------       ----------
    Net income (loss) ....................................... $(5,990,000)   $1,337,000      $  738,000       $1,688,000
    Shares outstanding for basic earnings (loss) per share:
        Weighted average shares outstanding .................   6,303,216     1,248,118         312,677        1,518,138
                                                              -----------    ----------      ----------        ---------
    Shares outstanding for diluted earnings (loss) per
    share:

        Weighted average shares outstanding .................   6,303,216     1,248,118         312,677        1,518,138
        Dilutive effect of options issued to employees ......          --     1,197,039         987,253          987,253
        Dilutive effect of warrants issued to employees .....          --       327,822         256,309          256,309
        Shares issuable upon conversion of preferred stock ..          --     2,631,372       3,173,737        2,247,150
                                                              -----------    ----------      ----------        ---------
                                                                6,303,216     5,404,351       4,729,976        5,008,850
                                                              -----------    ----------      ----------        ---------

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